Memorandum of Understanding
Post-Retirement Medical Care
November 3, 2007

The UAW and the Company have discussed at length the Company’s on-going financial difficulties, loss of market share and other competitive challenges.  The parties have also discussed that the current cost of providing post-retirement medical care is one of the most critical issues facing the Company’s ability to compete in the North American marketplace.  The UAW’s goal in these discussions was to secure, to the greatest extent possible, these benefits which are absolutely crucial to the retirement security of UAW retirees who have spent a lifetime working for the Company.

In connection with these discussions, the Company has provided the UAW extensive access to the Company’s financial records as well as actuarial information about the current and future costs of the Company’s post-retirement medical programs.  The UAW, along with its outside consultants and advisors, has conducted a thorough review of the Company’s financial position and the actuarial information.

The importance of permanently restructuring post-retirement medical coverage for UAW represented employees and retirees is underscored by the fact that the Company advised the UAW that it plans to terminate the settlement agreement approved in the class action of Int’l Union, UAW, et al. v. Ford Motor Company, Civil Action No. 05-74730 (the “Hardwick Case”), in accordance with its terms in 2011, and exercise its right to terminate and/or modify post-retirement medical coverage for UAW retirees and their dependents.  In these discussions, the UAW has reasserted its legal position that post-retirement medical coverage for current UAW retirees is vested and unalterable.

As a result of these discussions, the parties have agreed, as set forth below, that responsibility for providing post retirement medical benefits will permanently shift from the Company to the New Plan and New VEBA as described in this MOU.  This MOU is subject in its entirety to ratification and necessary approvals as described below.  This shall include, inter alia, approval by the SEC of settlement or negative plan amendment accounting, and district court approval of this Memorandum of Understanding (“MOU”) and the Final Settlement Documentation acceptable to the parties and Class Counsel, including approval of a non-opt out class.

1.      Definitions

a.
Appeal Completion Date shall mean the date on which any appeals from, or other challenges to, the Approval Order have been exhausted or the time periods for filing such appeal(s) or challenge(s) have expired, provided that the Appeal Completion Date shall be deemed to have occurred only if, at such time, the Approval Order has not been disapproved or modified as a result of any appeal(s) from or other challenge(s) to the Approval Order.

b.
Approval Order shall mean the order to be obtained from the United States District Court for the Eastern District of Michigan, approving in all respects this MOU and the Final Settlement Agreement Documentation, on a class-wide basis, applicable to the Covered Group.

c.	Base Amount Contribution shall mean the contribution amount defined in paragraph 11 – Base Amount Contributions of this MOU.

d.	CBA Effective Date shall mean the date upon which the 2007 UAW-Ford National Collective Bargaining Agreement becomes effective.

e.	Class Counsel shall mean counsel retained by named plaintiffs in the Hardwick Case.

f.	Committee shall mean the governing body that is responsible for the management and operation of the New Plan and New VEBA.

g.	Company shall mean Ford Motor Company.

h.
Company Account shall mean the separate account or sub-account established under the Trust Agreement to provide benefits under the New Plan, funded through the New VEBA, for the covered group of retirees of either the Company, General Motors or Chrysler.

i.
Covered Group shall mean:  (i) all “Class Members” as such term is defined in the Hardwick Settlement Agreement; (ii) all “Future Retirees” as such term is defined in the Hardwick Settlement Agreement who are retired as of the CBA Effective Date; (iii) all Current Employees who retire from the Company with eligibility for Retiree Medical Benefits utilizing the eligibility provisions of the Ford Retiree Health Plan, as applicable to UAW represented Company employees under the Ford Retiree Health Plan; (iv) all UAW retirees of any other closed or divested Company-UAW business unit who are retired as of the date of this MOU to the extent the Company has responsibility for their Retiree Medical Benefits; and (v) all UAW represented active employees of any other closed or divested Company-UAW business unit who retire after the date of this MOU under circumstances where the Company has responsibility for their Retiree Medical Benefits.  For purposes of this paragraph, the term active employee shall include employees on vacation, layoff, protected status, medical or other leave of absence, and any other employees who have not broken seniority as of the CBA Effective Date.  The Covered Group shall also include eligible spouses, surviving spouses and dependents of the employees and retirees in the Covered Group, and surviving spouses entitled to Retiree Medical Benefits as a consequence of the death of an employee, who had seniority on or prior to the CBA Effective Date and who died prior to retirement while still an employee with seniority, but in all cases only if they otherwise meet applicable health care program eligibility rules for Retiree Medical Benefits.  In applying this term, it is the intent of the parties that all Company obligations for Retiree Medical Benefits for UAW represented retirees and employees, including that related to the eligible spouses, surviving spouses and dependents of such UAW represented retirees and employees, shall be terminated as of the Implementation Date.  The New Plan and New VEBA shall be responsible for all claims for Retiree Medical Benefits incurred on or after the Implementation Date.  Under no circumstances can the definition of the Covered Group be expanded beyond such individuals or additional individuals be allowed to participate in the New Plan or New VEBA.

j.	Current Employees shall mean all active UAW-represented employees of the Company who are on roll and have attained seniority as of the CBA Effective Date.

k.	Existing External VEBA shall mean the DC VEBA established for mitigation purposes pursuant to the Hardwick Settlement Agreement.

l.	Existing Internal VEBA shall mean the Ford-UAW Benefits Trust which is funded and maintained by the Company.

m.
Effective Date shall mean the later of the date on which the U.S. District Court enters the Approval Order or the date on which the Company has completed, on a basis reasonably satisfactory to the Company, its discussions with the staff of the SEC regarding accounting treatment with respect to the New VEBA and the Company’s post-employment retiree health obligation for the Covered Group as set forth in paragraph 23 – Accounting Treatment.

n.
Final Settlement Documentation shall mean a detailed settlement agreement, trust agreement, and other necessary documents, consistent in all material respects with this MOU, as agreed to by the UAW, the Company, and Class Counsel.

o.
Ford Retiree Health Plan shall mean the Hospital-Surgical-Medical-Drug-Dental-Vision Program (included in Volume II of the Agreements dated September 15, 2003 between the Company and the UAW), as amended by the Hardwick Settlement Agreement.

p.	Hardwick Settlement Agreement means the Settlement Agreement in the Hardwick Case.

q.	Implementation Date shall mean the later of January 1, 2010 or the Appeal Completion Date.

r.
New Plan shall mean the new retiree health care plan funded by the New VEBA and established and maintained by either an independent committee or the joint labor-management committee, as set forth in paragraph 16 – Trust Management, to provide Retiree Medical Benefits for the Covered Group.

s.
New VEBA shall mean a new trust fund to be established effective on the Implementation Date pursuant to this MOU and the Final Settlement Documentation. Such trust fund shall be qualified as a Voluntary Employee Beneficiary Association by the Internal Revenue Service under Section 501(c)(9) of the Internal Revenue Code and, if applicable, meet the requirements of Section 302(c)(5) of the Labor Management Relations Act, 29 U.S.C. Section 186(c)(5).

t.
Retiree Medical Benefits shall mean all post retirement medical benefits provided under the Ford Retiree Health Plan, including but not limited to hospital, surgical, medical, prescription drug, vision, dental, hearing aide and the $76.20 Special Age 65 Benefit related to Medicare Part B premium.

u.
Stock Contribution Obligation means any and all obligations the Company may have to the Existing External VEBA under paragraph 13.C. of the Hardwick Settlement Agreement relating to cash contributions based on an increase in the value of Ford common stock.

Coverage and Benefits

2.           Coverage.  Under this MOU and the Final Settlement Documentation the New Plan and the New VEBA will, as of the Implementation Date, assume responsibility for all Retiree Medical Benefits for which the Company would have formerly been responsible with regard to the Covered Group.  The medical benefit coverages for active employees prior to their retirement are not within the scope of this MOU and will continue to be provided in accordance with the terms of the applicable collective bargaining agreement and health care benefit plan.  Similarly, Retiree Medical Benefits for UAW-represented employees who are not Current Employees are outside the scope of this MOU and such benefits, if any, will be provided in accordance with the applicable provisions of the 2007 or a subsequent Ford-UAW National Collective Bargaining Agreement.

3.           Benefits for the Covered Group.  Retiree Medical Benefits for the Covered Group will be provided as follows:  (i) Retiree Medical Benefits will continue to be provided through the Implementation Date under the Ford Retiree Health Plan at the same scope and level set forth in the Hardwick Settlement Agreement, including Mitigation (for those entitled to it) by the Existing External VEBA; (ii) from the Implementation Date through December 31, 2015, Retiree Medical Benefits will continue to be provided at the scope and level set forth in the Hardwick Settlement Agreement but shall be provided through the New Plan and the New VEBA; and (iii) commencing January 1, 2016, Retiree Medical Benefits will continue to be provided through the New Plan and New VEBA at the scope and level set forth in the Hardwick Settlement Agreement, except that the Escalation (as defined in the Hardwick Settlement Agreement) will be 4%.  Provided that as to both (ii) and (iii) the Committee will have the authority provided for in the Trust Agreement as set forth in paragraph 16 – Trust Agreement and the Company’s funding obligation with respect to the New Plan and the New VEBA will be capped in accordance with paragraph 13 – Future Contributions.  The scope and level of Retiree Medical Benefits to be provided through the New Plan and the New VEBA are subject to the level of funds available in the New VEBA.

4.           Implementation of New VEBA and Benefits Upon the Implementation Date.  The New VEBA shall be solely responsible for providing Retiree Medical Benefits to the Covered Group beginning with claims incurred on or after the Implementation Date.  In this regard, the Approval Order shall provide that on the Implementation Date the New VEBA shall assume all the responsibilities and liabilities of the Company and any Company benefit plan associated with the provision of Retiree Medical Benefits for the Covered Group for claims incurred on or after the Implementation Date and all the responsibilities and liabilities of the Existing External VEBA on such date.  The parties agree that the provisions of the Ford Retiree Health Plan in any way related to Retiree Medical Benefits for the Covered Group and all applicable collective bargaining agreements, letters and understandings in any way related to Retiree Medical Benefits for the Covered Group will be amended to terminate effective on the Implementation Date.  No Retiree Medical Benefits, premiums or payments related to claims incurred after the Implementation Date will be provided by the Company or a Company benefit plan to the Covered Group after the Implementation Date.  The Ford Retiree Health Plan will remain responsible for premiums and claims incurred prior to the Implementation Date and the payment of such claims will not reduce the Company’s funding obligations regarding the New VEBA under this MOU.

Payments to the New VEBA and Certain Other Financial Items

5.           Existing Internal VEBA.  All the assets in the existing internal VEBA shall be invested by the Company in a manner consistent with the long-term nature of the health care liabilities.  This investment approach is expected to be similar to the manner in which assets were invested in the past in other Ford VEBAs for long-term health care liabilities.  During the period beginning January 1, 2008 and ending on the Implementation Date no amounts, including asset returns, will be disbursed from the Existing Internal VEBA.  When the Implementation Date occurs, the Company will cause the assets in the Existing Internal VEBA on the date of the transfer to be transferred from the Existing Internal VEBA to the New VEBA as provided in paragraph 9 – Sequencing of Initial Payments to the New VEBA.  The Company can elect to transfer cash in lieu of some or all of the investments in the Existing Internal VEBA, including an amount equivalent to accrued and unpaid interest and dividends net of reasonable liquidation costs.

6.           Temporary Asset Account.  On January 1, 2008, or as soon as reasonably practicable thereafter, the Company shall establish a Temporary Asset Account (“TAA”) to be held by the Company or a wholly owned subsidiary thereof.  The Company shall deposit to the TAA a contingent cash payment in an amount equal to the difference between $6.473 billion and the value of the Existing Internal VEBA on January 1, 2008, plus interest on the amount of the contingent cash payment at 9% for the period from January 1, 2008 to the date of deposit.  The $6.473 billion includes the UAW’s estimate of the present value of the wage deferral (including the Cost of Living Allowance ("COLA") deferrals and non-payment of the September 18, 2006 general increase to the hourly wage rate) established pursuant to Section 13. B. of the Hardwick Settlement Agreement ($1.7 billion for years commencing on or after January 1, 2010), the UAW's decision to forego a wage increase of 3% in 2009 ($0.8 billion), and COLA adjustments ($0.5 billion) as referred to in sub paragraph 10.c of this MOU.  Except as provided in this MOU, control of the TAA and the assets in it shall be solely within the Company’s discretion.  To the extent practicable, all assets in the TAA, other than the Ford convertible note and the term note described in Appendix B, shall be invested by the Company in a manner consistent with the long-term nature of the health care liabilities.  This investment approach is expected to be similar to the manner in which assets were invested in the past in other Company VEBAs for long-term health care liabilities.

7.           Convertible Note and Term Note.  On January 1, 2008, or as soon as practicable thereafter, the Company will deposit in the TAA the Ford convertible note and the Ford term note described in Appendix B.

8.           Payment to New VEBA.  When the Implementation Date occurs, the balance in the TAA as of the Implementation Date, excluding the convertible note and the term note provided for in Appendix B (the “TAA Equivalency”), shall be deposited in the New VEBA as provided in section 9 – Sequencing of Initial Payments to the New VEBA.  If the Implementation Date does not occur because (a) the Approval Order has been disapproved or modified as the result of an appeal, or (b) the Company has not completed, on a basis reasonably satisfactory to the Company, its discussions with the staff of the SEC regarding accounting treatment with respect to the New VEBA and the Company’s obligation for Retiree Medical Benefits for the Covered Group as set forth in paragraph 23 – Accounting Treatment, the TAA shall be terminated.  In addition, if the Implementation Date has not occurred by December 31, 2011, the TAA shall be terminated.  Upon termination of the TAA, the remaining assets may be used for any corporate purpose or purposes by the Company.  The December 31, 2011 date may be extended by agreement between the Company and the UAW.

9.           Sequencing of Initial Payments to the New VEBA; Termination of Existing External VEBA and TAA. The initial payments to the New VEBA shall be made, and the Existing External VEBA and TAA shall be terminated, as provided below.

a.
Within 10 business days after the Implementation Date, the Company shall direct the trustee of the Existing Internal VEBA to transfer to the New VEBA the assets of the Existing Internal VEBA or an amount equal to the balance in the Existing Internal VEBA on the date of the transfer (“Payment No. 1”).  Upon transfer, the Existing Internal VEBA trust agreement shall be amended to terminate participation and coverage regarding Retiree Medical Benefits for the Covered Group.

b.
The Approval Order shall provide that the Existing External VEBA Committee shall amend the terms of that VEBA to permit the transfer of its assets to and the assumption of its liabilities by the New VEBA, and such Committee shall instruct the trustee of the Existing External VEBA to transfer the entire balance of that VEBA to the New VEBA after Payment No. 1 has been made and before the 15th business day after the Implementation Date (“Payment No. 2”).  The Approval Order shall also provide that the Existing External VEBA shall be terminated after Payment No. 2 has been made.

c.
The balance in the TAA, excluding the convertible note and the term note, or at Company’s discretion assets having a value equal to the balance in the TAA, excluding the convertible note and the term note, as of the Implementation Date, shall be transferred to the New VEBA after Payment No. 2 has been made and before the 20th business day after the Implementation Date ("Payment No. 3").  If the Company elects to transfer cash in lieu of some or all of the investments in the TAA (other than the convertible note), it will include an amount equivalent to accrued and unpaid interest and dividends net of reasonable liquidation costs.

d.
The convertible note and the term note will be transferred to the New VEBA after Payment No. 3 has been made.  This transfer will occur within 25 business days after the Implementation Date assuming the contribution is permitted by law. If either, or both, of the notes are not qualifying employer securities, the Company and the New VEBA will apply for a prohibited transaction exemption to permit the New VEBA to acquire and hold any such employer securities.  Similarly, if employer securities and employer real property would exceed 10 percent of the total assets in the New VEBA immediately after deposit of the notes, the Company and the New VEBA will apply for a prohibited transaction exemption to permit the New VEBA to acquire and hold the notes.  If the Company and New VEBA cannot timely obtain a needed exemption, the parties will meet and discuss an appropriate alternative with comparable risk and value parameters.  After the contribution of the convertible note and the term note, the TAA shall be terminated.

e.
The UAW and the Company acknowledge that the instrument establishing the TAA and communications to the Covered Group regarding the TAA, shall be consistent with the principles set forth in DOL Advisory Opinions 99-08A, 92-02A, 92-24A and 94-31A so as to avoid the assets in the TAA being deemed “plan assets” within the meaning of ERISA.  In the event the Company determines that the assets in the TAA are plan assets, the Company will apply for a prohibited transaction exemption to permit the acquisition and holding of the employer securities in the TAA.

10.           Wage Deferral.

a.
The Company will continue to deposit into the Existing External VEBA the wage deferral established pursuant to the Section 13.B. of the Hardwick Settlement Agreement (including the Cost of Living Allowance (“COLA”) deferrals and non-payment of the September 18, 2006 general increase to the hourly wage rate) until the termination of the Existing External VEBA.  As a result of the Company agreeing to pre-fund into the TAA the future wage deferrals for years commencing on or after January 1, 2010 from the Hardwick Settlement Agreement on the basis set forth in paragraph 6-Temporary Asset Account, the Approval Order shall provide that as of the Implementation Date, the Company will no longer be required to make deposits of the wage deferral from the Hardwick Settlement Agreement and such wage deferral will continue into perpetuity increasing at two cents ($0.02) per hour per quarter as described in the Hardwick Settlement Agreement.  If the Implementation Date is after January 1, 2010, then the TAA Equivalency will be reduced by the value of wage deferral contributions paid or payable to the Existing External VEBA under the Hardwick Settlement Agreement (assuming a 9% rate of return on such contributions) with respect to those contributions made from January 1, 2010 to the Implementation Date.

b.
There shall be no general wage increase to the hourly wage rate in 2009 regardless of whether or not the Implementation Date occurs.  As a result, the Company has agreed to pre-fund into the TAA the future impact of this wage increase on the basis set forth in paragraph 6 – Temporary Asset Account.

c.
Effective with the December 1, 2007 COLA adjustment and ending September 1, 2011, up to four cents ($0.04) per hour per quarter will be diverted from COLA otherwise calculated for current or future employees into perpetuity.  As a result, the Company agreed to pre-fund into the TAA these future COLA adjustments on the basis set forth in paragraph 6 – Temporary Asset Account, provided however if the Implementation Date does not occur, the cumulative effect of the four cents ($.04) per hour per quarter of COLA referred to in this subsection c. will be reinstated and contributed prospectively to the Existing External VEBA, if permitted by law.  If not permitted by law, the Company and the UAW will agree on the disposition of such COLA adjustment.

11.           Base Amount Contributions.  The Company will make an initial Base Amount Contribution of $52.3 million to the TAA on April 1, 2008.  Thereafter, for each of the 14 succeeding years, the Company will contribute a Base Amount Contribution to the New VEBA (or the TAA for periods prior to the Implementation Date) by April 1 of each year in an amount as shown in Appendix A.  Further, the Company reserves the right to pre-fund, at any time, all then-remaining future annual Base Amount Contribution payments by paying the applicable “buyout amount” as shown in Appendix A.

12.           Other Payments to the Existing External VEBA.

a.
The “Second Contribution” of $35 million and the “Third Contribution” of $43 million as defined in Section 13.A. of the Hardwick Settlement Agreement will be payable by or on behalf of the Company on January 1, 2008 and January 1, 2009 (or the first business day thereafter), respectively.

b.
Pursuant to the last paragraph of Section 13. C. of the Hardwick Settlement Agreement entitled "Cash Contribution Based on Increase in Stock Value", the parties have the option to agree upon a contribution to replace the Stock Contribution Obligation if certain alternatives therein described have not been satisfied by the first anniversary date of the effective date of the Hardwick Settlement Agreement.   Because neither of those described alternatives were satisfied by the first anniversary of the effective date of the Hardwick Settlement Agreement, the parties agree that the Company shall satisfy the Stock Contribution Obligation by making an aggregate cash contribution of $33 million to the Existing External VEBA within five days of the Effective Date in full satisfaction of its obligations thereunder.  This provision shall survive any termination of this MOU.

13.           Future Contributions.  The UAW and the Covered Group may not negotiate to increase any of the funding obligations set out herein. The UAW also agrees not to seek to obligate the Company to:  (i) provide any additional contributions to the New VEBA; (ii) make any other payments for the purpose of providing Retiree Medical Benefits to the Covered Group; or (iii) provide Retiree Medical Benefits through any other means to the Covered Group. Provided, that, to the extent that may be proposed by the UAW, employees are permitted to make contributions to the New VEBA of amounts otherwise payable in profit sharing, COLA, wages and/or signing bonuses.  The Approval Order shall specify that any such future contribution by employees is permitted under Section 302 of the Labor Management Relations Act, 29 U.S.C. §186.

14.           Administrative Costs.  The New VEBA will be responsible for all administrative costs of the New Plan and the New VEBA commencing on the Implementation Date.

Other Items

15.           Trust Management.  During the negotiations regarding this MOU, the UAW proposed that the Company agree to structure the New VEBA as a multi-employer trust governed by a joint labor-management committee in accordance with Section 302(c)(5) of the Labor Management Relations Act, 29 U.S.C. §186(c)(5), that included Company representation.  The Company responded by indicating that it would consider the request subject to the need to secure appropriate accounting treatment as set forth in paragraph 23 – Accounting Treatment.  To resolve this issue, the Company has agreed to include as a part of its submission to the SEC a request for guidance on the impact of a Company representative serving as a member of the New VEBA trust committee in accordance with the terms of the trust agreement as described in paragraph 16 – Trust Agreement.  If as a result of the Company’s discussions with the SEC staff the Company reasonably believes that participation on the New VEBA trust committee would adversely impact the Company’s proposed accounting regarding the transaction, the Company may elect not to participate on the New VEBA trust committee.  The Company’s failure to secure the required favorable accounting treatment as set forth in paragraph 23 – Accounting Treatment will result in no Company participation on the New VEBA trust committee.

In the event that the Covered Group and retirees from General Motors and/or Chrysler are eligible to receive benefits under the New Plan funded by the New VEBA, the Trust Agreement and the Final Settlement Documentation will provide for separate Company Accounts and that the assets in each Company Account may only be used for the covered group of retirees of each respective company.  If the Covered Group and retirees of General Motors and/or Chrysler participate in the New Plan and the New VEBA, all benefits provided to each covered group shall be paid from the respective company’s Company Account.  No assets in the Ford Company Account may be used to pay for benefits to persons other than the Covered Group and assets from any other Company Account in the New VEBA may not be used to pay for benefits for the Covered Group.  In addition, the Trust Agreement, Final Settlement Documentation and Approval Order shall provide that the Company or the Ford CompanyAccount will not have any liability for the obligations of either General Motors and/or Chrysler or their retirees if a multi-employer structure should apply.

16.           Trust Agreement.  The Final Settlement Documentation will include a trust agreement (the “Trust Agreement”) which will govern the operation of the New VEBA.  The Trust Agreement shall be prepared by the UAW and Class Counsel, and shall be subject to approval by the Company whose approval shall not be unreasonably withheld.  The trust agreement will incorporate the following:

a.
The Trust Agreement shall provide that to the extent permitted by law the New VEBA shall indemnify and hold the Committee, the UAW, the Company and the employees, officers and agents of each of them harmless from and against any liability that they may incur in connection with their duties in regard to the New Plan and New VEBA, unless such liability arises from their gross negligence or intentional misconduct.  The Committee shall not be required to give any bond or any other security for the faithful performance of its duties under the Trust Agreement, except as such may be required by law.

b.
The Committee shall establish the New Plan for the Covered Group consistent with the terms of this MOU and, if applicable, General Motors and/or Chrysler covered groups respectively. Except as otherwise specified in paragraph 16(c) below and the Trust Agreement (which shall not increase in any way any obligation of the Company under this MOU), the Committee shall have sole discretion to determine the Retiree Medical Benefits to be provided to the Covered Group (and if applicable the General Motors and/or Chrysler covered groups) by the New Plan and New VEBA, including without limitation, the form, amount (which may be increased or decreased depending upon the adequacy of funding of the New VEBA) and conditions of such benefits and the contributions that the Covered Group must make to help defray the cost of their coverage.  In addition, the Committee shall have full and exclusive discretionary authority in the administration of and exclusive fiduciary responsibility with respect to the New Plan and New VEBA.  Moreover, the Committee shall retain authority and control respecting the management and disposition of the New Plan’s assets.  Notwithstanding anything to the contrary in this MOU, the Trust Agreement and/or other governing documents with respect to the New Plan and New VEBA shall grant the Committee authority to delegate any of its fiduciary responsibilities pursuant to a valid written delegation as permitted by law.

c.	The Committee will be required to maintain benefit levels in all cases to be consistent with the level set forth in the terms of the Hardwick Settlement Agreement until January 1, 2012.

d.
The Committee will have the authority and the obligation to adjust benefit designs to accommodate evolving clinical standards and appropriate new technologies.  The Committee shall also have authority to implement utilization management/review programs and take other reasonable steps to promote efficient delivery of benefits.

e.
The Trust Agreement shall provide that on or after the Implementation Date the New VEBA shall be entitled to receive any Medicare Part D subsidies and other health care related subsidies regarding benefits actually paid by the New VEBA which may result from future legislative changes, and that the Company shall not be entitled to receive subsidies related to prescription drug benefits and other health care related benefits provided to the Covered Group by the New Plan and New VEBA.

f.
The Trust Agreement shall provide the Committee with the discretionary authority to effectuate the terms of the Final Settlement Documentation as well as to enter into any agreements necessary to effectuate the terms of this MOU and the ongoing administration of the New VEBA and New Plan, including, but not limited to, the granting of waivers and/or entering into amendments as the Committee deems appropriate in its sole discretion.

17.           Default and Cure.  The Committee of the New VEBA will have the right to accelerate some or all of the payment obligations of the Company under this MOU if the Company defaults on any payment obligations under this MOU and such default is not cured within 15 business days after the Committee gives the Company notice of such default.  To cure such default, the Company will pay the amount then in default plus accrued interest on such amount at the rate of 9% per annum.  Payments due under the convertible note and term note may also be accelerated under this provision only to the extent that the note is then held by the New VEBA.  The Company also agrees to provide the trust with the same covenants in Section 10.04 of the Ford Indenture, filed with the SEC, dated January 30, 2002.

18.           Cooperation.  The Company shall cooperate with the Committee and at the Committee’s request undertake such reasonable actions as will assist the Committee in the transition of responsibility for plan administration from the Company to the New VEBA and the Committee.  Such cooperation shall include educational efforts and communications with respect to the Covered Group so that they understand the transition and understand the claims submission process and any other administrative changes undertaken by the Committee. Before and after the Implementation Date, at the Committee’s request and as permitted by law, the Company shall furnish to the Committee such information and shall provide such cooperation as may be reasonably necessary to permit the Committee to effectively administer the New VEBA and the New Plan, including, without limitation, the implementation and administration of voluntary premium deductions from the pension benefits of retirees, and the retrieval of data in a form and to the extent maintained by the Company regarding age, service, pension and medical benefit eligibility, marital status, mortality, claims history and enrollment information of the Covered Group.  The Company shall also cooperate with the Union and the Committee and undertake such reasonable actions as will enable the Committee to perform its administrative functions with respect to the New Plan and New VEBA, including ensuring an orderly transition from Company administration of the Retiree Medical Benefits to the New Plan and New VEBA.  The Company shall be financially responsible for reasonable costs associated with the transition of coverage for the Covered Group to the New Plan and New VEBA.  This shall include educational efforts and communications with respect to retirees, creation of administrative procedures, initial development of record sharing procedures, the testing of computer systems, vendor selection and contracting, and other activities incurred on or before the Implementation Date, including but not limited to costs associated with drafting the trust agreement for the New VEBA, seeking from the Internal Revenue Service a determination of the tax-exempt status of the New VEBA, plan design and actuarial and other professional work necessary for initiation of the New Plan and New VEBA and the benefits to be provided there under.  The Company payments described in this Paragraph shall not reduce its funding, and if the New VEBA is a multi-employer welfare trust shall be pro-rated among the participating companies based on the ratio of required funding for each company.  Payment of these costs shall be set forth explicitly in the Approval Order.  Notwithstanding this paragraph, the Dental Benefit Eligibility & Enrollment Plan Sponsor Agreement and the Administrative Services Agreement, each by and between the Company and the Trust Committee of the Independent Health Care Trust for the UAW Retirees of Ford Motor Company, shall remain in full force and effect until otherwise terminated by the parties thereto.

19.           Fees.  The UAW will apply to the court for reimbursement of reasonable attorney and professional fees (not to include any success fee, completion bonus or rate premiums) for work performed in connection with the court proceedings and approval for the payment of certain professional fees associated with the settlement process.  The Company agrees not to oppose such application for reasonable fees, and the Company shall bear the cost of mailing all required notices to Company related class members in connection with obtaining court approval.

20.           Indemnification.  The parties will seek court approval of a mutually agreeable indemnity provision whereby the Company agrees to indemnify the UAW from liability incurred as a result of the UAW’s entering into, or participation in the discussions regarding this MOU.

21.           Legal Judgment.  There is currently a dispute between the Company and the UAW regarding whether the Company can unilaterally modify Retiree Medical Benefits or whether such benefits are vested with respect to Covered Group Members currently receiving Retiree Medical Benefits.  The Hardwick Case was filed by the UAW and retirees in the U.S. District Court for the Eastern District of Michigan regarding this dispute.  As soon as reasonably practical, the Company and the UAW will jointly file a motion in the Hardwick Case to modify or amend the settlement agreement in that case to conform to the terms of this MOU and Final Settlement Documentation, promptly serve a copy of the motion on Class Counsel, and take whatever other action is reasonably necessary to obtain a judgment modifying the existing Hardwick Settlement Agreement as described and approving a superseding class-wide settlement which (a) incorporates this MOU and the Final Settlement Documentation, and (b) is binding on all the Covered Group, the Company and the UAW.  The parties will work diligently and in good faith to finalize, as soon as possible, a settlement agreement, secure class certification, and obtain a judgment approving a class settlement that is fair for all class members, consistent with the terms of this MOU and binding upon the Covered Group.  The parties will also work in good faith to support the settlement should any appeals be filed.

22.           No Prejudice.  This MOU, and anything occurring in connection with reaching this MOU, are without prejudice to the Company, the UAW and the Covered Group.  It is intended that neither party nor the Covered Group may use this MOU, or anything occurring in connection with reaching this MOU, as evidence against the Company, the UAW or the Covered Group in any circumstance except where the parties are operating under or enforcing this MOU or the Approval Order.

23.           Accounting Treatment.  Throughout the negotiations, the Company has emphasized that a key element in its decision to enter into the MOU is securing satisfactory accounting treatment regarding the transaction.  In the event that the economic substance of the transaction does not meet the specific requirements for settlement accounting as determined by paragraphs 90-95 of FASB Statement No. 106, as amended, it is expected that the terms of this MOU would give rise to substantive plan amendment accounting as of the Effective Date.  For purposes of this provision, substantive plan amendment accounting would reflect the Company’s revised, fixed and capped obligations as determined under this MOU.  The parties shall cooperate to provide, prior to the Effective Date, the Covered Group and all other plan participants of the Ford Retiree Health Plan with reasonably acceptable communications to ensure accounting treatment consistent with this paragraph 23 with respect to the changes implemented by this MOU.  The parties agree that the MOU, Final Settlement Agreement Documentation and Effective Date are contingent on the Company securing the appropriate accounting treatment for the Company’s obligations to the Covered Group for Retiree Medical Benefits.  As soon as practicable after ratification of the MOU, the Company will discuss the accounting for the New VEBA and its obligations to the Covered Group for Retiree Medical Benefits with the staff of the Securities and Exchange Commission (SEC).  If, as a result of those discussions, the Company believes that the accounting for the transaction may not be a settlement as contemplated by paragraphs 90-95 of FASB Statement No. 106, as amended, or a substantive negative plan amendment reasonably satisfactory to the Company, the parties will meet in an effort to restructure the transaction to achieve such accounting.  If the parties are unable to reach an agreement on terms that the Company reasonably believes will provide such accounting, the MOU will terminate.  If the discussions with the staff of the SEC are not complete by the date of the Final Settlement Documentation, the Final Settlement Documentation will contain a corresponding provision regarding the appropriate accounting and termination of the final settlement if such accounting is not achieved as to the New VEBA and Company’s obligations to the Covered Group for Retiree Medical Benefits.

24.           Conditions Precedent.  This MOU is subject, in its entirety, to ratification in accordance with the UAW Constitution; obtaining a class certification order in a form acceptable in form and substance to the Company, the UAW and Class Counsel; obtaining an Approval Order as defined herein including appropriate releases, in a form acceptable in form and substance to the Company, the UAW and Class Counsel; treatment of the Hardwick Settlement Agreement as described in this MOU; the Company’s completion, on a basis reasonably satisfactory to the Company, of its discussions with the staff of the SEC regarding accounting treatment with respect to the New VEBA and the Retiree Medical Benefits for the Covered Group as set forth in paragraph 23 – Accounting Treatment; and if applicable, a determination by the Company that the New VEBA satisfies the requirements of Section 302(c)(5) of the Labor Management Relations Act and that the Company Sub-account can be lawfully segregated from claims by General Motors and/or Chrysler retirees; and the occurrence of the Effective Date as defined herein.  In the event that the Implementation Date has not occurred before January 1, 2012, but the court approval process is still underway on such date, the Company and the UAW may, by mutual agreement, maintain in full force and effect the Hardwick Settlement Agreement.

25.           Final Documents.  All matters set forth in this agreement are subject to full legal documentation satisfactory to the parties consistent with the provisions set forth in this agreement.

26.           Health Care Reform.  The Company will publicly support federal policies to improve the quality and affordability of health care, and work cooperatively with the UAW towards that goal in accordance with Attachment D of the Memorandum of Understanding dated December 14, 2005.

27.           National Institute For Health Care Reform.  The parties agree to form a National Institute for Health Care Reform to be effective on or after the Effective Date.  The details of such an institute require further discussion and analysis by the parties with the goal of completing such discussions by the date of the Final Settlement Documentation.  Subject to General Motors and Chrysler participation and their financial support on a proportionate basis, the Company agrees to make five annual $1.0 million dollar contributions to support a National Institute for Health Care Reform commencing on the later of the Effective Date or establishment of the institute.

Such institute would be established to conduct research and to analyze  the current medical delivery system in the United States, develop targeted and broad-based reform proposals to improve the quality, affordability and accountability of the system, and educate the public, policymakers and others about how these reforms could address the deficiencies in the current system, e.g., skyrocketing costs, massive number of people left uninsured, profit driven decision-making on delivery of care, etc.  The Institute would be the premier research and educational health care reform “think tank” dedicated to understanding, evaluating and developing thoughtful and innovative reform measures that would improve the medical delivery system in the U.S. and expand access to high quality, affordable and accountable health coverage for all Americans.  The Institute would:
•
Engage economists, analysts, academics and others who are experts on the U.S. and other health care systems as well as the public policies, physician, hospital and other provider systems that would need to be changed to improve health care quality, affordability and accountability in the U.S.

•
Conduct studies and analyses of the current system and alternative structures, including ways to reduce prescription drug costs, ensure drug safety and better inform patients of appropriate drug choices

•	Operate as a clearinghouse for best practices that should be employed throughout the medical delivery system to ensure that error-free, high quality health care is available throughout the U.S.
•	Develop innovative policy solutions to improve the current health care system
•	Host forums for discussion and debate of public policies that would improve the health care system and facilitate the interaction of ideas among experts
•	Formulate wide-ranging communications materials that discuss and describe reform measures.

28.           No Responsibility for Asset Returns.  The parties recognize that the Company is not responsible for, nor does it guarantee the asset returns of the amounts in the TAA or the New VEBA.

29.           Termination.  This MOU shall terminate if:

a.	The Implementation Date has not occurred by December 31, 2011 and the Company and the UAW do not agree to an extension of time to reach the Implementation Date; or

b.	The conditions precedent set forth in paragraph 24 are not met by December 31, 2011 and the Company and the UAW do not agree to an extension of time to meet the conditions precedent.

International Union, UAW	Ford Motor Company

Dated:	Dated:

Appendix A – Base Amount Contributions
($ in millions)

Base Amount Payments
Annual Pmt Date	Annual Payment		Buyout Amount
4/1/2008	$52.3	or	$450.0
4/1/2009	52.3	or	434.7
4/1/2010	52.3	or	418.0
4/1/2011	52.3	or	399.8
4/1/2012	52.3	or	379.9
4/1/2013	52.3	or	358.3
4/1/2014	52.3	or	334.7
4/1/2015	52.3	or	309.0
4/1/2016	52.3	or	281.0
4/1/2017	52.3	or	250.4
4/1/2018	52.3	or	217.1
4/1/2019	52.3	or	180.9
4/1/2020	52.3	or	141.3
4/1/2021	52.3	or	98.2
4/1/2022	52.3	or

Base Amount Contributions – The Annual Payments listed above shall be made on or before April 1 of each year; if payment is made after April 1, such payment shall be increased to reflect 9% annual earnings for the period between April 1 and the date of payment.  The Buyout Amounts listed above are based on payment as of January 1 of the applicable year.  If the Company makes a Buyout Amount payment on January 1, it shall pay the amount listed in the Buyout Column for the applicable year.  If the Company makes a Buyout Amount payment between January 1 and the applicable scheduled annual payment date as listed above, it shall increase the applicable Buyout Amount listed above to reflect 9% annual earnings for the period between January 1 and the date of payment.

Appendix B - Convertible Note, Second Lien Term Note, and Registration Rights

Summary Term Sheet:
$3.334 billion Convertible Note

Term	Description
Issuer:	Ford

Holder:	TAA/New VEBA Trust

Aggregate Principal Amount:	$3.334 billion (principal amount in excess of $3 billion subject to Ford Board approval)

Annual Interest Rate:	5.75% yearly payable in cash, semiannually beginning July 1, 2008 (for the period from January 1, 2008 to June 30, 2008)

Maturity:	January 1, 2013

Conversion Price:	$9.20 per share

Equivalent Common Stock:	362,391,304 shares at $9.20 conversion price

Issuer Call Option:	Callable at par at the Issuer’s option at anytime 3 years after the date of issuance, subject to Make Whole described below.

Holder Conversion Rights:
Holder will have the option at any time after issuance of the Convertible Note to convert all or a portion of the Convertible Note into Ford common stock at a conversion rate of 108.6956 shares of Ford common stock per $1,000 principal amount of the Convertible Note converted.  Upon any such conversion by Holder, Ford will pay Holder all accrued and unpaid interest up to the date of conversion in cash.  Upon any such conversion by Holder following notice by the Issuer that it intends to exercise its Call Option with respect to the Convertible Notes, Ford will also pay Holder the Make-Whole, if any, in cash.

Limitation on Rights to Sell or Otherwise Transfer Ford common stock received upon conversion of the Convertible Note:
Notwithstanding that the Convertible Note is immediately convertible into Ford common stock, and subject to the Lock-up provision set forth below, Holder may not sell or otherwise transfer Ford common stock received upon a conversion of the Convertible Note except under one of the following circumstances: (1) Upon Issuer providing notice that it intends to exercise its Call Option with respect to the Convertible Note;  (2) During the 3 months prior to 1/1/2013; or  (3) During any calendar quarter commencing after the issuance date if the closing price of the common stock exceeds 120% of the Conversion Price (i.e., exceeds $11.04) for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter.

Transferability of Convertible Note:
Subject to the Lock-up provision set forth below, the Convertible Note shall be transferable in whole or in part following District Court approval, subject to available exemption from registration requirements under the federal securities laws and the volume and method of distribution limitations set forth in the Registration Rights Agreement Summary Term Sheet attached hereto.

Make-Whole:
Upon call of all or a portion of the Convertible Note (the "Called Amount") by Ford, Ford will pay to the New VEBA Trust the Call Payment.  The Call Payment is equal to the present value, discounted at 9%, to the date of the call of the Remaining Cash Flow Payments due on the Called Amount.  The Remaining Cash Flow Payments are equal to the difference between the interest payments (at 5.75%) that would have otherwise been received on the Called Amount to the Maturity Date less the dividend payments (based on the annual dividend in effect at the time of the call) to be received on the shares that the Called Amount would be converted into (at a $9.20 conversion price) to the Maturity Date.  Any permitted transferee of the Convertible Note shall be entitled to the Make-Whole.  Ford will not have to pay the Call Payment if Ford stock has already accreted to $16.19 if the Call Payment occurs on January 1, 2011, $17.17 if the Call Payment occurs on January 1, 2012, or $18.26 if the Call Payment occurs on January 1, 2013 (if the Call Payment occurs on an interim date, the applicable share price for measuring whether the Make-Whole shall be payable shall be interpolated).

Registration:
At any time after District Court approval, Ford will provide registration rights for the resale of the (1) Convertible Note or (2) Ford common stock issuable upon the conversion of the Convertible Note, on terms consistent with the Registration Rights Agreement Summary Term Sheet attached hereto.

Limitation on Secured Indebtedness:
Ford will not issue additional secured indebtedness other than existing first lien debt (including undrawn revolving first lien debt) plus $2 billion of additional first lien debt and $1 billion of additional second lien debt as contemplated in the Credit Agreement or any refinancing thereof, as long as such refinancing does not involve an increase in the principal amount of such existing or additional first and second lien debt.

Anti-Dilution:	Standard anti-dilution protections consistent with those contained in Ford's 4.25% Convertible Notes issued December 2006.

Lock-Up:
In addition to the limitations on Holder's rights to sell or otherwise transfer the Convertible Note or the Ford common stock received upon a conversion of the Convertible Note, Holder shall not sell, hedge, assign or transfer any interest in the Convertible Note or Ford common stock as a result of the conversion without the prior consent of Ford (which consent shall not be unreasonably withheld) until the later of 1/1/2010 or the Appeal Completion Date.  After the later of 1/1/2010 or the Appeal Completion Date, Holder may, subject to limitations on sale or transfer described above, sell the Convertible Note or Ford common, stock subject to reasonable volume restrictions for public offerings and limitations on block sales to a single holder or group of holders.

Ranking:	The Convertible Note will constitute part of Issuer’s senior unsecured debt.

Voting:	Shares of Ford common stock issued upon conversion of the Convertible Note and held by the Holder will be voted by the Trustee in the same proportion as votes cast by all stockholders in the election.

Events of Default and Acceleration:
The Convertible Note is subject to the same Events of Default and Acceleration as outlined in the December 6, 2006 Prospectus Supplement.  Further, the MOU will contain language that to the extent that obligations under the MOU have been accelerated, Holder (but only if the Holder is the New VEBA Trust) may also accelerate the obligations under this Convertible Note.

Other:	Other standard terms as included in Ford’s 4.25% Convertible Notes issued in December 2006, including without limitation, the negative pledge.

Summary Term Sheet:
$3.0 billion Second Lien Term Note

Term	Description
Issuer:	Ford

Holder:	TAA/New VEBA Trust

Aggregate Principal Amount:	$3.0 billion

Annual Interest Rate:	9.50% yearly payable in cash, semiannually beginning July 1, 2008 (for the period from January 1, 2008 to June 30, 2008)

Maturity:	January 1, 2018

Prepayment:	The Note shall be pre-payable by Ford at par value at any time without penalty.

Amortization:	50% of Aggregate Principal Amount paid on each of January 1, 2017 and January 1, 2018.

Transferability of Note:
The Note shall be transferable in whole or in part at any time following contribution to the external VEBA, subject to available exemption from registration requirements under the federal securities laws.

Security:
Ford will designate the Note as Second Priority Additional Debt in accordance with  and subject to the terms of the Credit Agreement dated as December 15, 2006, among Ford, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the "Credit Agreement), and the Loan Documents (as defined in the Credit Agreement).  As such, payment of the principal of and interest and any premium on the Note will be (i) secured on a second lien basis with the Collateral pledged by Ford and its Subsidiary Guarantors to the Lenders under the Credit Agreement and Loan Documents and (ii) guaranteed by the Subsidiary Guarantors under the Credit Agreement.  Holders of the Note will be subject to, among other things, the intercreditor provisions of the Collateral Trust Agreement relating to the Credit Agreement.

Ranking:	Subject to having a second priority security interest, the Note will constitute part of Issuer’s senior secured debt.

Guarantors:	Note shall be guaranteed by Subsidiary Guarantors under the Credit Agreement.

Limitation on Additional Secured Debt:
Ford will not issue additional secured indebtedness other than existing first lien debt (including undrawn revolving first lien debt) plus $2 billion of additional first lien debt and $1 billion of additional second lien debt as contemplated in the Credit Agreement or any refinancing thereof, as long as such refinancing does not involve an increase in the principal amount of such existing or additional first and second lien debt.

Registration:	None

Other Terms:
Other terms typical for financings of this type, subject to requirements for securing additional debt on a second lien basis under Ford’s secured Credit Agreement and related documents (e.g., terms not more restrictive than those under such Credit Agreement).

Summary Term Sheet:
Registration Rights Agreement

Registration Rights are typically requested by holders of restricted securities.  These rights require the issuer to file a registration statement so that holders of the security can sell their securities in the public market and thus obtain the highest price for the holder given liquidity that the capital markets offer.  In turn, the issuer typically agrees to file a registration statement in return for certain restrictions placed on the holders of the securities.  Share volume restrictions are typical to ensure that an orderly sale of the securities is executed.

Following are provisions to be included in the Registration Rights Agreement between Ford and the VEBA Trust, which will be applicable to the Convertible Note and the shares of Ford common stock underlying the Convertible Note, but will not be applicable to the Second Lien Term Note.  These are typical of a registration rights agreement and are similar to those registration rights provided by Ford in other transactions while taking into consideration the type and structure of the security being issued.

Provision	Description	Terms
Applicability of restrictions on convertible notes and common stock:
The following restrictions apply to the convertible note and common stock after conversion.  To evaluate the convertible or to perform any calculations on the convertible volume restrictions, the number of common shares underlying the convertible note should be used.  In addition, the hedging of shares is also subject to the same volume restrictions

Demand Rights:	Restrictions on the number and size of plan registrations that the holder can request. Can only demand after lock-up period expires
Subject to Lock-up provisions below, at any time after District Court approval UAW may cause Ford to register the Convertible Notes no more than one time per year (min. $500 million or 50 million shares / max. 200 million shares).  No more than 200 million shares per year in combination with Rule 144 sales

Rule 144 Sales:	Ability to execute a transfer without registration under a Rule 144 exemption
Subject to Lock-up provisions below, (i) at any time after District Court approval UAW may cause Ford to privately place the Convertible Notes on terms acceptable to the UAW, and (ii) after the later of 1/1/2010 or the Appeal Completion Date, the New VEBA may privately place the Convertible Notes, in each case subject to volume limitations of 100 million shares per quarter and no more than 200 million shares per year in combination with Demand Registration

Provision	Description	Terms
Piggyback Rights:	Ability to participate in issuer offerings of common stock	No limitation as long as capacity exists and underwriters determine amount is appropriate. Priority given to issuer but in case of excess demand, pro-rated among piggyback right holders

Priority over other Holders of Registration Rights:	Ability to exercise registration rights in advance of other holders of registration rights on the same security. Important if a number of security holders have registration rights	TAA or the Plan, as the case may be, participates in offerings on pro-rata basis relative to beneficial ownership of Ford stock.

Shelf Registration:	Registration statement covering note/stock “on the shelf” – filed and immediately available following demand
Subject to the Lock-up provisions below, at the request of the UAW at any time after District Court Approval, Ford shall cause a shelf registration statement to become effective so as to facilitate the sale of the Convertible Notes (subject to reasonable delay arising out of any pending material transaction or occurrence), however, shelf requires amendment by Ford prior to sale of securities.

Restrictions on Block Sales:		No sales of blocks bigger than 2% of shares outstanding or to 5% holders who have intent to influence

Tender Offers:	Ability to participate in tender offers for the securities held	The trustee may participate in a tender offer only if the offer has been recommended by an independent committee of the Ford Board

Blackouts:	Issuer’s right to postpone registrations / transfers	Up to 180 days

Limitation on Right to Sell or Otherwise Transfer Ford common stock:	Limitations on right to sell or otherwise transfer Ford common stock received upon conversion of Convertible Note
Subject to the Lock-up provisions below, Holder may not sell or otherwise transfer Ford common stock received upon a conversion of the Convertible Note except under one of the following circumstances: (1) Upon Issuer providing notice that it intends to exercise its Call Option with respect to the Convertible Note; (2) During the 3 months prior to 1/1/2013; or  (3) During any calendar quarter commencing after the issuance date if the closing price of the common stock exceeds 120% of the Conversion Price (i.e., exceeds $11.04) for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter.

Initial Lockup:	Initial restriction on the transferring of securities
In addition to the limitations on Holder's right to sell or otherwise transfer Ford common stock received upon a conversion of  the Convertible Note, Holder shall not sell, hedge, assign or transfer any interest in the Convertible Note or Ford common stock received as a result of the conversion without the prior consent of Ford (not to be unreasonably withheld) until later of 1/1/2010 or when the Convertible Note is transferred to New VEBA

Voting:	Restrictions on voting rights attributable to common stock held	Shares of Ford common stock issued upon conversion of the Convertible Note and held by the Holder will be voted by the Trustee in the same proportion as votes cast by all stockholders in the election

Marketing Rights:	Issuer support for marketing of securities (i.e., management time for road shows, etc)	Management available for transfers of at least 20 million shares, but no more than once per calendar year

Transfer of Registration Rights	Right of transferee in a private placement to succeed to Plan's Registration Rights
In any permitted private placement, the Plan may transfer the Registration Rights set forth herein subject to the transferee agreeing to be bound by the "Demand Rights", Rule 144 Sales", "Voting", "Tender Offers", "Limitation on Right to Sell or Otherwise Transfer Ford common stock", "Initial Lock-up", Restrictions on Block Sales", "Right of First Offer" and "Standstill" provisions.  All such rights shall apply to all Holders in the aggregate and not to each individual Holder.

Underwriters:	Rights to appoint and responsibility of underwriters
In a Demand Registration, Ford may choose one of two underwriters to sell the securities and the Trust may choose the other.  Ford’s appointed underwriter has the ability to exercise a cutback right if the offering is too large to clear the market in an orderly fashion

Right of First Offer:	Issuer’s right of first offer on stock transfers	Ford has the right of first offer to purchase the securities from the Trust after notice from the Trustee that the Trust plans to sell a certain number of securities

Standstill Agreement:
Trust will not accumulate additional Ford shares or securities convertible into Ford common stock without Ford Board’s consent.  Trust will not launch or aid anyone in launching any proxy contest or consent solicitation without Ford Board’s consent